EXHIBIT 10.1

AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Amendment to Loan and Security Agreement (the “Amendment”) is entered into as of October 22, 2014 by and among EAST WEST BANK (“Bank”) and EVOLVING SYSTEMS, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 22, 2012, as amended from time to time (“Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.                                      The following term defined in section 1.1 of the Agreement is amended to read as follows:

““Revolving Maturity Date” means October 22, 2016.”

2.                                      Subsection (d) of section 7.6 of the Agreement is amended by restating subsection (d) in its entirety as follows:

“(d)                           Borrower may make cash distributions to its shareholders in the aggregate amount not to exceed $1,750,000 in any fiscal quarter, provided that (i) no Event of Default has occurred that is continuing or would exist after giving effect to such distribution, or (ii) if an Event of Default has occurred that is continuing or would exist after giving effect to such distribution, no Obligations are outstanding at the time of such distribution (and Borrower acknowledges that no Credit Extensions will be made until such Event of Default has been waived in writing by Bank).”

3.                                      The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  The execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Each Borrower ratifies and reaffirms the continuing effectiveness of all other instruments, documents and agreements entered into in connection with the Agreement.

4.                                      Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

5.                                      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6.                                      As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)             this Amendment, duly executed by Borrower;

b)             on the date of this Agreement and on the first anniversary thereof, a Facility Fee equal to $10,000, for a total of $20,000, which shall be nonrefundable, plus an amount equal to Bank Expenses incurred in connection with this Amendment; and

c)              such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

EVOLVING SYSTEMS, INC.

By:	/s/ Dan Moorhead
Title:	Vice President, Finance & Administration

EAST WEST BANK

By:	/s/ Nader Maghsoudnia
Title:	Director